Exhibit 99.1

Joint Filing Agreement

Each of the undersigned hereby agrees that the statement on Schedule 13G (including any amendments thereto) to which this Joint Filing Agreement is annexed as Exhibit 99.1, with respect to the Class A common stock, par value US$0.0001, of VIZIO Holding Corp., is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. Each of undersigned acknowledges that each shall be responsible for the timely filing of any amendments to such joint filing. Each of the undersigned represents to the other parties that it is eligible to make the required statement on Schedule 13G. Each party is not responsible for the completeness and accuracy of the information concerning the other parties, unless it knows or has reason to believe the information is inaccurate.

Dated: February 14, 2022

Q-Run Holdings Ltd.

By:	/s/ Lee HAN-MING
Name:	LEE HAN-MING
Title:	Director

Foxconn Technology Co., Ltd.

By:	/s/ LU CHUN-FU
Name:	LU CHUN-FU
Title:	Chairman of the Board

Foxconn Assembly Holding Corporation

By:	/s/ YU HUANG, CHIU-LIAN
Name:	YU HUANG, CHIU-LIAN
Title:	Director

Hon Hai Precision Industry Co., Ltd.

By:	/s/ HUANG, TEH-TSAI
Name:	HUANG, TEH-TSAI
Title:	Chief Finance Officer